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March 28, 2003

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation (the "Company"), which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on May 20, 2003 at 10:00 a.m., New York time. We look forward to greeting as many of our stockholders as possible.

        This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company that you should be aware of when you vote your shares.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by telephone, electronically through the Internet or by marking your votes on the enclosed proxy card. If you vote on the enclosed proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.

        Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

        On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Henry R. Silverman
Chairman of the Board,
President and Chief Executive Officer

CENDANT CORPORATION
9 West 57th Street
New York, New York 10019
NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 20, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the "Company") will be held on May 20, 2003 at 10:00 a.m., New York time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting"), to consider and vote upon the following matters:

  1.
  To elect five directors for a three-year term expiring in 2006 and until their successors are duly elected and qualified;
  2.
  To ratify the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 2003;
  3.
  To approve an increase in shares available under the Cendant Corporation Amended and Restated 1998 Employee Stock Purchase Plan; and
  4.
  To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 24, 2003 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at One Campus Drive, Parsippany, New Jersey, the Company's principal place of business.

        Attendance at the Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Meeting. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

        The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the Meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by telephone or electronically through the Internet by following the instructions included on your proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

Dated: March 28, 2003	By Order of the Board of Directors

/s/ Eric J. Bock
ERIC J. BOCK Secretary

CENDANT CORPORATION

9 West 57th Street
New York, New York 10019

PROXY STATEMENT

Annual Meeting of Stockholders to
be held on Tuesday, May 20, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 2003 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 28, 2003.

        Except as specifically indicated in the notice, the Board of Directors does not intend to bring any matter before the Meeting and is not aware of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

        Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company (whether through the return of the enclosed proxy card, telephone or over the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you vote via telephone or the Internet without indicating how you want to vote, your shares will be voted "FOR" the election of all five nominees for the Board of Directors, "FOR" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 2003 and "FOR" approval of an increase in shares available under the Cendant Corporation Amended and Restated 1998 Employee Stock Purchase Plan.

        Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

        For participants in the Cendant Corporation Employee Savings Plan, the Avis Voluntary Investment Savings Plan and the Avis Voluntary Investment Savings Plan for Bargaining Hourly Employees (collectively, the "Savings Plans"), with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, New York Time, on May 16, 2003, the trustees of the Savings Plans will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, New York Time, on May 16, 2003. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

        If a participant in any of the Savings Plans has shares of Common Stock credited to his or her account and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the Savings Plans.

        The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained Mellon Investor Services to aid in the solicitation of proxies. It is estimated that the fee for Mellon Investor Services will be approximately $13,500.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.

        A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders at the Company's website at www.cendant.com or upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations.

i

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

        Only holders of record of the Common Stock at the close of business on March 24, 2003 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 1,023,013,387 shares of Common Stock, held of record by 9,099 stockholders.

        The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

        Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

        Approval of the proposals relating to the Amended and Restated 1998 Employee Stock Purchase Plan and the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

        In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

  •
  indicate your instructions on the proxy;
  •
  date and sign the proxy;
  •
  mail the proxy promptly in the enclosed envelope; and
  •
  allow sufficient time for the proxy to be received before the date of the Meeting.

        Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by telephone. If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name" such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically through the Internet is 4:00 p.m., New York time, on the business day prior to the date of the Meeting. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person. However, if you hold shares in "street name," you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The information set forth on the following table is furnished as of March 15, 2003 as to those shares of the Company's equity securities beneficially owned by each of its directors and certain of its executive officers, and all of its executive officers and directors as a group.

        There are currently no known beneficial owners of five percent (5%) or more of any class of our voting securities.

Name	Total Amount Of Shares Beneficially Owned(1)	Percent Of Common Stock Owned(2)	Of The Total Number Of Shares Beneficially Owned, Shares Which May Be Acquired Within 60 Days(3)
Directors and Executive Officers(4):
Henry R. Silverman	44,389,859	4.19%	36,389,859
Stephen P. Holmes(5)	4,870,034	*	4,598,643
James E. Buckman	4,125,495	*	4,078,198
Myra J. Biblowit(6)	94,315	*	94,315
The Honorable William S. Cohen(11)	56,603	*	56,603
Leonard S. Coleman(7)	385,938	*	385,938
Martin L. Edelman(7)	328,938	*	325,938
Cheryl D. Mills(12)	93,713	*	86,999
The Rt. Hon. Brian Mulroney(12)	385,938	*	377,154
Robert E. Nederlander(7)	385,938	*	385,938
Robert W. Pittman(7)	866,558	*	866,558
Pauline D. E. Richards(13)(14)	5,000	*	5,000
Sheli Z. Rosenberg(12)	94,848	*	63,666
Robert F. Smith(7)(8)	561,938	*	385,938
Samuel L. Katz(9)	3,319,327	*	3,166,705
Kevin M. Sheehan	1,419,702	*	1,406,702
Richard A. Smith(10)	3,673,170	*	3,631,297
Executive Officers and Directors as a Group (20 persons):	70,174,872	6.47%	61,318,785

*
Amount represents less than 1% of the outstanding Common Stock.

(1)
Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days of March 15, 2003 ("Vested Options") and rights to shares of Common Stock, the receipt of which has been deferred until retirement from the Board ("Deferred Shares").

(2)
Based on 1,023,357,341 shares of Common Stock outstanding on March 15, 2003.

(3)
Includes Vested Options and Deferred Shares.

(4)
Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

(5)
Includes 16,971 shares held by Mr. Holmes' children.

(6)
Includes 13,482 Deferred Shares.

(7)
Includes 14,950 Deferred Shares.

(8)
Includes 126,000 shares held in Mr. Smith's IRA account and 50,000 shares held in the name of the Smith Family Foundation, of which Mr. Smith is President and as to which Mr. Smith disclaims beneficial ownership.

(9)
Includes 1,000 shares held by Mr. Katz's children, 180 shares held by his wife and 64,846 held in a non-qualified deferred compensation plan.

(10)
Includes 517 shares held in a non-qualified deferred compensation plan.

(11)
Includes 10,770 Deferred Shares.

(12)
Includes 6,166 Deferred Shares.

(13)
Ms. Richards replaced Dr. John Malone as a Director on March 13, 2003.

(14)
Includes 5,000 Deferred Shares.

ELECTION OF DIRECTORS
[PROPOSAL NO. 1]

GENERAL

        The Board of Directors presently consists of fourteen members. The Board is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years. The Board of Directors has nominated five candidates to be elected at the Meeting to serve as directors for a three-year term ending at the 2006 annual meeting of stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining directors expire at the Company's annual meeting of stockholders to be held in 2004 and 2005.

        Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and By-Laws.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE AS A DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED "FOR" THE ELECTION OF THE FIVE NOMINEES LISTED BELOW.

        Certain information regarding each nominee as of March 15, 2003, is set forth below, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.

Information Regarding The Nominees For The Term Expiring In 2006

    Henry R. Silverman
    James E. Buckman
    The Honorable William S. Cohen
    Martin L. Edelman
    Stephen P. Holmes

Mr. Silverman, age 62, has been President and Chief Executive Officer and Director of the Company since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated ("HFS") from May 1990 until December 1997.

Mr. Buckman, age 58, has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a Director and officer of several subsidiaries of the Company, including serving as a Director of PHH Corporation, a wholly owned subsidiary of the Company which files reports pursuant to the Exchange Act.

The Honorable William S. Cohen, age 62, has been a Director of the
Company since January 2001. Since January 2001, Secretary Cohen has been the Chairman and Chief Executive Officer of The Cohen Group, a consulting company. From January 1997 until January 2001, Secretary Cohen served as U.S. Secretary of Defense. From 1979 until January 1997, Secretary Cohen served as the U.S. Senator for the State of Maine. From 1973 until 1979, Secretary Cohen served as a member of the House of Representatives from Maine's Second Congressional District. Secretary Cohen also serves as a Director of Nasdaq Stock Market Inc., IDT Corporation and Head NV, which file reports pursuant to the Exchange Act.

Mr. Edelman, age 61, has been a Director of the Company since
December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul Hastings, Janofsky & Walker, from 1972 through 1993 and from January 1, 1994 until June 2000 was Of Counsel to Battle Fowler. Mr. Edelman also serves as a Director of the following corporations which file reports pursuant to the Exchange Act: Capital Trust and Arcadia Realty Trust. Mr. Edelman was Chairman of the Board of Directors of Avis Rent A Car, Inc. from December 1998 until November 1999. Mr. Edelman was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2001. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Mr. Holmes, age 46, has been a Vice Chairman and Director of the
Company and Chairman and Chief Executive Officer of the Hospitality Services Division of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a Director and officer of several subsidiaries of the Company. Mr. Holmes is a Director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act.

Information Regarding Directors Whose Terms Expire In 2004

    Myra J. Biblowit
    The Rt. Hon. Brian Mulroney
    Robert W. Pittman
    Sheli Z. Rosenberg

Ms. Biblowit, age 54, has been a Director of the Company since
April 2000. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation, a non-profit organization dedicated to funding clinical and genetic research on breast cancer. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President, and Executive Director of the Capital Campaign for the American Museum of Natural History.

The Right Honourable Brian Mulroney, age 64, has been a Director of the Company since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a Director of the following corporations which file reports pursuant to the Exchange Act: America Online Latin America, Inc., Archer Daniels Midland Company Inc., Barrick Gold Corporation, Trizec Properties Inc., Quebecor, Inc. and Quebecor World Inc.

Mr. Pittman, age 49, has been a Director of the Company since
December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Until most recently, Mr. Pittman was Chief Operating Officer of AOL Time Warner, Inc. He also served as Co-Chief Operating Officer of AOL Time Warner prior to assuming these responsibilities. From February 1998 until January 2001, Mr. Pittman was President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner, Inc.

Ms. Rosenberg, age 61, has been a Director of the Company since April
2000. Since January 1, 2000, Ms. Rosenberg has been Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company. From October 1994 to December 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies, which file reports pursuant to the Exchange Act: CVS Corporation, Capital Trust, Manufactured Home Communities, Inc., Equity Residential Properties Trust, Equity Office Property Trust and Ventas, Inc.

Information Regarding Directors Whose Terms Expire In 2005

    Leonard S. Coleman
    Cheryl D. Mills
    Robert E. Nederlander
    Pauline D. E. Richards
    Robert F. Smith

Mr. Coleman, age 54, has been a Director of the Company since
December 1997 and the presiding Director at executive sessions of the Board since February 2003. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman is presently a Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a Director of the following corporations which file reports pursuant to the Exchange Act: Owens Corning Inc., Omnicom Group Inc., New Jersey Resources Corporation, H.J. Heinz Company, Aramark Corporation, Churchill Downs Inc. and Electronic Arts Inc.

Ms. Mills, age 38, has been a Director of the Company since June 2000.
Ms. Mills is a Senior Vice President and Counselor of Operations of New York University. From October 1999 to 2001, Ms. Mills was Senior Vice President for Corporate Policy and Public Programming of Oxygen Media, Inc. From 1997 to 1999, Ms. Mills was Deputy Counsel to the former President of the United States, William J. Clinton. From 1993 to 1996, Ms. Mills also served as Associate Counsel to the President, and as Deputy General Counsel of the Clinton/Gore Transition Planning Foundation.

Mr. Nederlander, age 69, has been a Director of the Company since
December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and/or Director since November 1981 of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since December 1998, Mr. Nederlander has been a co-managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside the City of New York. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. (now known as Varsity Brands) since April 1988. He has been a limited partner and a Director of the New York Yankees since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc. and was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002, when he sold his interest in and resigned all positions with Mego. He is currently a Director of Allis-Chalmers Corp., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Ms. Richards, age 54, became a Director of the Company effective
March 13, 2003. From January 2001 until March 2003, Ms. Richards was Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, Ms. Richards was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. These positions included Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer.

Mr. Smith, age 70, has been a Director of the Company since December
1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently an equity owner and Chief Executive Officer of Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

Committees and Meetings Of The Board Of Directors

Board Of Directors

        The Board of Directors held 11 meetings and acted by unanimous written consent on five occasions during 2002. In 2002, except as set forth in the next sentence, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served that were held after their appointment. Secretary Cohen was absent from three meetings of the Board in 2002. Dr. John Malone resigned as a Director on March 13, 2003 and was replaced by Ms. Richards.

Presiding Director

        In February 2003, the Board of Directors created a new position of Presiding Director, whose primary responsibility is to preside over periodic executive sessions of the Board of Directors in which management Directors and other members of management do not participate. The Presiding Director also advises the Chairman of the Board and Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated Mr. Coleman to serve in this position until the Company's 2004 meeting of stockholders. Stockholders and other parties interested in communicating directly with the Presiding Director or with the non-management directors as a group may do so by writing to Presiding Director, Cendant Corporation, 9 West 57th Street, New York, New York 10019.

Executive Committee

        The Executive Committee is composed of Messrs. Silverman (Chairman), Buckman, Holmes and Edelman (the "Executive Committee"). The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (i) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors, (ii) declare any dividend or make any other distribution to the stockholders of the Company, (iii) appoint any member of the Executive Committee, or (iv) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board will serve as Chairman of the Executive Committee. The Executive Committee held one meeting in 2002.

Corporate Governance Committee

        The Corporate Governance Committee was established in February 2003 and is composed of Messrs. Nederlander (Chairman), Cohen and Mulroney and Mses. Mills and Rosenberg (the "Corporate Governance Committee"), each of whom is an independent Director. The Corporate Governance Committee fulfills, among other things, the responsibilities of the former Nominating Committee and is responsible for identifying and recommending to the Board appropriate director nominee candidates. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. Such proposals for nominees will be given due consideration by the Corporate Governance Committee for recommendations to the Board based on the nominee's qualifications. In addition, the Corporate Governance Committee is responsible for advising the Board with respect to the Board's composition, procedures and committees and developing, recommending and monitoring the Company's corporate governance guidelines. Due to the fact that the Corporate Governance Committee was not established until February 2003, it did not hold any meetings in 2002.

Audit Committee

        The Audit Committee is composed of Mr. Smith (Chairman) and Mses. Mills, Richards and Rosenberg (the "Audit Committee"). Mses. Mills and Richards replaced Messrs. Coleman and Mulroney on the Audit Committee, effective as of February 5, 2003 and March 13, 2003, respectively. The functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading Report of the Audit Committee. During the year, the Board reviewed the composition of the Audit Committee in light of the existing New York Stock Exchange rules governing audit committees and the rules proposed by the New York Stock Exchange relating to director independence. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the New York Stock Exchange's existing and proposed rules. In addition, the Board has determined that Mr. Smith is a financial expert as described under Item 401 of Regulation S-K. The Board of Directors has a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Annex A and is also available on the Company's website at www.cendant.com in the "Corporate Governance" section. The Audit Committee held thirteen meetings in 2002.

Compensation Committee

        The Compensation Committee is composed of Messrs. Coleman (Chairman) and Smith and Ms. Biblowit (the "Compensation Committee"), each of whom is an independent Director. The Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all executive officers of the Company and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee requires the majority of the members of such committee for approval. The Compensation Committee held six meetings in 2002 and acted by unanimous written consent on four occasions.

Policy Committee

        The Policy Committee is composed of Messrs. Coleman (Chairman) and Edelman and Ms. Biblowit (the "Policy Committee"). The Policy Committee is responsible for reviewing, identifying and, when appropriate, bringing to the attention of the Board political, social and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company as well as for making recommendations to the Board on corporate policies and practices that relate to public policy. The Policy Committee held three meetings in 2002.

Nominating Committee

        The Nominating Committee was dissolved in February 2003. Its functions are now performed by the Corporate Governance Committee. Prior to its dissolution, its members were Messrs. Mulroney (Chairman), Coleman and Smith and Ms. Mills (the "Nominating Committee"), each of whom is an independent Director. The Nominating Committee had been responsible for identifying and recommending director nominee candidates. The Nominating Committee held one meeting in 2002.

Special Litigation Committee

        The Special Litigation Committee is composed of Mses. Rosenberg (Chairwoman) and Mills (the "Special Litigation Committee"). The Special Litigation Committee served to investigate and evaluate the allegations and issues raised in the derivative litigation actions (the "Derivative Actions") pending against certain former and current officers and directors of the Company and to prepare such reports, arrive at such decisions and take such other actions in connection with the Derivative Actions as the Special Litigation Committee deems appropriate and in the best interests of the Company and its stockholders, in accordance with Delaware law. The Special Litigation Committee was dissolved in October, 2002 in connection with the settlement of the Derivative Actions. Prior to its dissolution, the Special Litigation Committee held sixteen meetings in 2002.

Independence of Directors

        In February 2003, the Board adopted a revised set of Director Independence Guidelines (the "Guidelines") addressing the standards for evaluating the independence of the Company's Directors based on the proposed rules of the New York Stock Exchange relating to director independence. The full text of the Guidelines can be found in the "Corporate Governance" section of the Company's website. A copy may also be obtained upon request from the Company's Corporate Secretary. The Guidelines provide that at least two-thirds of the Board will be comprised of Directors who meet the criteria for independence required by the rules of the New York Stock Exchange. Pursuant to the Guidelines, the Board undertook its annual review of Director independence in February 2003. During this review, the Board considered transactions and relationships during the prior year between each Director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investees, or independent auditors, including those reported under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below. The Board also examined transactions and relationships between Directors or their affiliates and members of the senior management of the Company or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

        As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards set forth in the Guidelines and under the existing and proposed rules of the New York Stock Exchange relating to director independence, with the exception of Messrs. Silverman, Buckman and Holmes, who are employees of the Company, and Mr. Edelman, who is counsel to a law firm that represents the Company from time to time. The Board also determined that retiring director Dr. Malone met the Company's standards of independence.

Code of Ethics

        During the year, the Board adopted a Code of Ethics, as defined in Item 406 of Regulation S-K, that applies to the Company's Chairman and Chief Executive Officer, Chief Financial Officer, Chief Operating Officers, General Counsel, Chief Administrative Officer, Chief Accounting Officer and Controller (or any person performing similar functions). The Company has filed a copy of its Code of Ethics as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and is also available in the Company's website at www.cendant.com in the "Corporate Governance" section. The purpose of this Code of Ethics is to promote the honest and ethical conduct of our senior executive and financial officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the company and its officers.

Director Compensation

        Non-Employee Directors of the Company received an annual retainer at the rate of $40,000 for the first three quarters of 2002 ($10,000 per quarter) and at the rate of $90,000 ($22,500 per quarter) effective for the fourth quarter of 2002 (the "Retainer"). In addition, Non-Employee Directors received $5,000 for chairing a committee of the Board and $3,000 for serving as a member of a committee of the Board (other than as Chairman). In February 2003, the annual fee for chairing a committee of the Board (other than the Audit Committee) was increased to $6,000, and the annual fee for chairing the Audit Committee was increased to $12,000 ($6,000 for each Audit Committee member, other than Chairman).

        For the first three quarters of 2002, the entire Retainer was paid in the form of Common Stock. Effective for the fourth quarter of 2002, a portion of the Retainer ($12,500 per quarter) was paid in the form of Common Stock which each Non-Employee Director was required to defer as described below. The number of shares of Common Stock received pursuant to the Retainer equaled the value of the Retainer being paid in the form of Common Stock, divided by the fair market value of the Common Stock as of the date of grant (fair market value is determined based on the average of the closing price of Common Stock on the New York Stock Exchange on the last five trading days of the calendar quarter to which such payment relates). The Company maintains the 1999 Non-Employee Directors Deferred Compensation Plan (the "Deferral Plan") pursuant to which each Non-Employee Director defers receipt of Common Stock until separation of service from the Board. All amounts deferred into the Deferral Plan are deferred in the form of deferred stock units. Each deferred stock unit entitles the Non-Employee Director to receive one share of Common Stock immediately following such director's retirement or separation of service from the Board for any reason. The Non-Employee Directors may not sell or receive value from any deferred stock unit prior to such separation of service.

        In 2002, Non-Employee Directors also were paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board of Directors meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there was no Board meeting. The stipend paid to Directors for each Board committee meeting attended after February 5, 2003 was increased to $1,000 ($2,000 for committee chair) without regard to whether such meeting occurred on the same day as a Board of Directors meeting. Prior to its dissolution, members of the Special Litigation Committee received a fee of $350 per hour for their services due to the substantial time commitment required of the committee members.

        Members of the Board and each committee will also receive a fee of $500 for each proposed unanimous written action in lieu of a meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

        The Company provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, the Company has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director while still in office, the Company will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity (other than travel related expenses for meetings held outside of the Company's headquarters).

        Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan, the 1997 Stock Option Plan and the HFS Incorporated 1993 Stock Option Plan. In 2002, each Non-Employee Director received a grant of 25,000 Common Stock options under the 1997 Stock Incentive Plan. In 2003, in connection with the Company's decision to substantially curtail stock option grants, the Company will not grant any options to Non-Employee Directors. In lieu of an option grant, in February 2003, each Non-Employee Director (other then Dr. Malone) was granted an incentive award of 5,000 shares of Common Stock pursuant to the 1997 Stock Incentive Plan which was required to be deferred in the form of deferred stock units under the Deferral Plan until retirement or separation from the Board.

        Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE OFFICERS

        The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:

Name	Offices Or Positions Held
Henry R. Silverman	Chairman of the Board, President and Chief Executive Officer
James E. Buckman	Vice Chairman and General Counsel
Stephen P. Holmes	Vice Chairman, Chairman and Chief Executive Officer, Hospitality Services Division
Thomas D. Christopoul	Senior Executive Vice President and Chief Administrative Officer
Scott E. Forbes	Senior Executive Vice President and Group Managing Director of Cendant Europe, Middle East and Africa
Samuel L. Katz	Senior Executive Vice President and Chief Strategic Officer, Chairman and Chief Executive Officer Travel Distribution Services Division and Financial Services Division
Kevin M. Sheehan	Senior Executive Vice President and Chief Financial Officer; Chairman and Chief Executive Officer, Vehicle Services Division
Richard A. Smith	Senior Executive Vice President, Chairman and Chief Executive Officer, Real Estate Services Division
Tobia Ippolito	Executive Vice President and Chief Accounting Officer

        Other than as set forth below, for biographical information concerning the Executive Officers of the Company, see "Election of Directors."

Name	Offices Or Positions Held
Thomas D. Christopoul	Mr. Christopoul, age 38, has been Senior Executive Vice President and Chief Administrative Officer since April 2000. From January 2000 to April 2000, Mr. Christopoul was President, Cendant Membership Services. From October 1999 to January 2000, Mr. Christopoul was Executive Vice President, Corporate Services. From April 1998 to October 1999, Mr. Christopoul was Executive Vice President, Human Resources, and from December 1997 until April 1998, Mr. Christopoul was Senior Vice President, Human Resources. Mr. Christopoul was Senior Vice President, Human Resources of HFS from October 1996 until December 1997 and Vice President Human Resources of HFS from October 1995 until October 1996. Prior to HFS, Mr. Christopoul held a number of executive positions with Nabisco and Pepsi Cola Company.

Scott E. Forbes
Mr. Forbes, age 45, has been Senior Executive Vice President and Group Managing Director of Cendant Europe, Middle East and Africa since December 2000 and Executive Vice President and Group Managing Director of Cendant Europe from November 1998. Mr. Forbes was Executive Vice President, Finance of Cendant and Chief Accounting Officer from April 1998 to November 1998. From December 1997 until April 1998 and from August 1993 until December 1997, Mr. Forbes was Senior Vice President Finance of Cendant and HFS.
Samuel L. Katz
Mr. Katz, age 37, has been Senior Executive Vice President, Chief Strategic Officer since April 2001, Chairman and Chief Executive Officer, Travel Distribution Services Division since August 2001 and Chairman and Chief Executive Officer of the Financial Services Division since March 2, 2003. From January 2001 to July 2001, Mr. Katz was Senior Executive Vice President — Strategic and Business Development and from January 2000 to January 2001, Mr. Katz was Senior Executive Vice President and Chief Executive Officer of Cendant Internet Group. Mr. Katz was Senior Executive Vice President, Strategic Development of the Company from July 1999 to January 2000, Executive Vice President, Strategic Development from April 1998 until January 2000, and Senior Vice President, Acquisitions from December 1997 to March 1998. Mr. Katz was Senior Vice President, Acquisitions of HFS from January 1996 to December 1997. From June 1993 to December 1995, Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm.
Kevin M. Sheehan
Mr. Sheehan, age 49, has been Senior Executive Vice President and Chief Financial Officer since March 1, 2001 and Chairman and Chief Executive Officer of the Vehicle Services Division since March 2, 2003. From August 1999 to February 2001, Mr. Sheehan was President — Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a Director of that company since June 1999. From December 1996 to August 1999, Mr. Sheehan was Executive Vice President and Chief Financial Officer of Avis Group Holdings, Inc. He served as Executive Vice President and Chief Financial Officer of Avis Rent A Car Systems, Inc. from December 1996 until March 1, 2001 and of PHH from June 1999 until March 1, 2001. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Inc., Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network,

Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President — Finance and Controller.
Richard A. Smith
Mr. Smith, age 49, has been Chairman and Chief Executive Officer of the Real Estate Services Division of the Company since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996.
Tobia Ippolito
Mr. Ippolito, age 38, has been Executive Vice President and Chief Accounting Officer since April 2001. Prior to that, Mr. Ippolito was Executive Vice President — Finance and Administration of Cendant Internet Group from April 2000 to April 2001, Senior Vice President, Special Projects and Strategic Initiatives from September 1999 to April 2000 and from April 1998 to September 1999, he was Senior Vice President, Finance and Corporate Controller. From December 1997 to April 1998, Mr. Ippolito was Vice President and Corporate Controller of the Company. From January 1995 to December 1997, Mr. Ippolito was Vice President and Corporate Controller of HFS and from January 1993 to January 1995, Mr. Ippolito was Corporate Controller of HFS.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth the 2000, 2001 and 2002 cash and non-cash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 2002 and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

			Annual Compensation				Long Term Compensation
						Other Annual Compensation		Securities Underlying Options Common Stock/ Move.com Common Stock(#)
Name And Principal Position							Restricted Stock Awards ($)(4)		All Other Compensation ($)(6)
	Year		Salary($)	Bonus($)(1)		($)(3)
Henry R. Silverman Chairman of the Board, President and Chief Executive Officer	2002 2001 2000		3,196,000 3,141,510 3,037,308	7,891,824 4,715,250 4,555,962		318,070 — —	0 0 0	0 6,000,000 3,000,000/0(5)	3,347,459 4,120,013 707,224
Samuel L. Katz Chairman and CEO, Travel Distribution Services and Financial Services Divisions	2002 2001 2000		762,500 750,000 536,038	2,535,000 2,788,853 509,237	(2)	— — —	0 0 500,000	550,000 1,400,000 335,000/75,000(5)	187,907 158,661 69,125
Richard A. Smith Chairman and CEO, Real Estate Services Division	2002 2001 2000		762,500 750,000 673,153	1,676,000 2,671,500 639,495	(2)	— — —	0 0 500,000	250,000 1,000,000 270,000/150,000(5)	138,084 110,601 19,487
Stephen P. Holmes Vice Chairman and Chairman and CEO, Hospitality Services Division	2002 2001 2000		762,500 750,000 678,655	1,335,000 1,400,000 644,722	(2)	— — —	0 0 500,000	175,000 1,000,000 503,750/43,750(5)	207,210 204,193 85,416
Kevin M. Sheehan Chief Financial Officer and Chairman and CEO, Vehicle Services Division	2002 2001	(7)	750,000 407,692	1,316,000 500,000		— —	0 0	400,000 1,050,000	231,283 221,779

(1)
For 2002, bonus amounts include fiscal year 2002 profit-sharing bonuses paid in April 2003. For each Named Executive Officer (other than Mr. Silverman), 2002 bonus amounts include regular annual bonus targeted to equal 100% of base salary (subject to the Company's attainment of performance goals). Mr. Silverman's 2002 profit-sharing bonus was calculated pursuant to his employment agreement. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION—Employment Contracts and Termination, Severance and Change of Control Arrangements." For each Named Executive Officer (other than Mr. Silverman), 2002 bonuses were paid at above-target levels (see "EXECUTIVE COMPENSATION AND OTHER INFORMATION—Compensation Committee Report on Executive Compensation"). For Messrs. Smith and Katz, bonus amounts include $275,000 and $1,050,000, respectively, with respect to special corporate transaction bonuses.

(2)
Each Named Executive Officer (other than Mr. Silverman and Mr. Sheehan) received a special discretionary incentive bonus equal to $650,000 ($500,000 for Mr. Katz) approved by the Compensation Committee and paid in February 2001. Mr. Katz also received a special market adjustment award equal to $278,103. Regular annual profit-sharing bonus was paid at 100% of target for each Named Executive Officer. For Messrs. Smith and Katz, bonus amounts also include a special discretionary bonus equal to $1,271,500 and $1,260,750 respectively, approved by the Compensation Committee, in consideration of their extraordinary efforts in completing strategic and other initiatives relating to their respective business units.

(3)
Except where indicated, perquisites and personal benefits are less than $50,000 for each Named Executive Officer in each year. In 2002, the amount indicated for Mr. Silverman includes personal use of Company aircraft, $70,713, and reimbursement for legal fees (and taxes on such reimbursement) incurred in connection with negotiation of employment agreement at the request of the Company, $203,113.

(4)
On October 1, 2000, each Named Executive Officer (other than Mr. Silverman and Mr. Sheehan) was granted 47,058 restricted shares of Common Stock. For each such Named Executive Officer, the value of the shares as of the date of grant equaled $500,000, and the value as of December 29, 2000 equaled $452,933 (based upon December 29, 2000 stock price of $9.625). Each of the restricted shares was scheduled to become vested, and the restrictions relating to transferability on such shares were set to lapse, on March 31, 2002, subject to the Named Executive Officer remaining continuously employed with the Company through such date. The restricted shares were granted pursuant to the Company's 1997 Stock Incentive Plan. By action of the Compensation Committee, the restricted shares were accelerated and became vested on January 2, 2002. For each such Named Executive Officer, the restricted shares had a value of $908,219 on the vesting date, based upon a January 2, 2002 stock price of $19.30. No grants of restricted shares were made to any Named Executive Officer in 2001 or 2002.

(5)
For 2000, shows separately options for Common Stock and Move.com tracking stock. No grants of Move.com common stock options were made to Mr. Silverman in any year. In 2001, in connection with the Company's sale of its Move.com and related businesses, employees of the Company including applicable Named Executive Officers were given the opportunity to consent to the cancellation of their Move.com tracking stock options in exchange for a cash payment equal to $8.19 per option share.

(6)
Payments included in these amounts for fiscal year 2002 consist of (i) Company matching contributions to a non-qualified deferred compensation plan maintained by the Company ("Defined Contribution Match"), (ii) insurance premiums paid by the Company for life insurance coverage which will be repaid to the Company upon the Named Executive Officer's death or upon certain other events and (iii) executive medical benefits. Defined Contribution Match includes matching contributions relating to deferred bonuses in respect of fiscal year 2002 and paid in April 2003. The foregoing amounts were as follows:

	Year	Defined Contribution Match($)	Life Insurance Premium ($)(*)	Executive Medical Benefits($)	Totals
Mr. Silverman	2002	665,269	2,677,390	4,800	3,347,459
Mr. Katz	2002	134,850	48,257	4,800	187,907
Mr. Smith	2002	42,683	90,601	4,800	138,084
Mr. Holmes	2002	125,850	76,560	4,800	207,210
Mr. Sheehan	2002	123,960	102,523	4,800	231,283

(*)
Amounts represent split-dollar life insurance premiums paid by the Company for the period beginning January 1, 2002 and ending December 31, 2002. Pursuant to split dollar agreements entered into by each Named Executive Officer or a trust created by such Named Executive Officer, the Company will be repaid all amounts it expends for such premiums, either from the cash surrender value or the death benefit of the insurance policies. The Company approved a policy applicable to Named Executive Officers (other than Mr. Silverman) pursuant to which, in the event of retirement or termination by the Company, the Company would continue to make annual contributions to the Named Executive Officer's insurance policy so long as the Named Executive Officer complies with non-competition covenants and provides other assistance to the Company. Following the passage of the Sarbanes—Oxley Act of 2002, the Company determined to suspend all further contributions to all such policies. Subject to obtaining further legal guidance, the Company is considering restructuring or replacing these policies to eliminate the extension of credit features and, instead, provide cash bonuses to the Named Executive Officers to facilitate direct funding by the Named Executive Officers. In the alternative, the Company may conclude not to take any such action.

(7)
Mr. Sheehan became an officer of the Company on March 1, 2001 in connection with the Company's acquisition of Avis Group Holdings, Inc. For 2001, reported compensation only includes amounts paid by Cendant Corporation following March 1, 2001.

Option Grants in 2002

        The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS

	Number Of Securities Underlying Options/SARS Granted(1)	% Of Total Common Stock Options Granted To Employees In Fiscal Year	Exercise Price per share	Expiration Date	Grant Date Present Value ($)(2)
Mr. Silverman(3)	0	0%	—	—	—
Mr. Katz	450,000/100,000	1.05%/0.23%	$19.05/$18.68	1-22-2012/4-17-2012	3,937,500/867,000
Mr. Smith	250,000	0.58%	$19.05	1-22-2012	2,187,500
Mr. Holmes	175,000	0.41%	$19.05	1-22-2012	1,531,250
Mr. Sheehan	300,000/100,000	0.70%/0.23%	$19.05/$18.68	1-22-2012/4-17-2012	2,625,000/867,000

(1)
The vesting of options accelerates under certain circumstances (including a change of control of the Company). See "EXECUTIVE COMPENSATION AND OTHER INFORMATION—Employment Contracts and Termination, Severance and Change of Control Arrangements."

(2)
The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of either 4.2% or 4.54%, which represents the yield of United States Treasury Notes having a maturity on the option grant date approximating the expected life of the option as of the date of grant. The calculations for all option grant dates assume a 50% volatility; however, there can be no assurance as to the actual volatility of the Company's common stock in the future. The calculations for all grant dates also assume no dividend payout and a 4.5 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Named Executive Officer, its ultimate value will depend on the market value of the Company's common stock at a future date.

(3)
Mr. Silverman did not receive an option grant in 2002 and will not receive an option grant in 2003.

Aggregated Option Exercises in 2002 and Year-End Option Values Table

        The following table summarizes the exercise of Common Stock options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARS At FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARS At FY-End($)(1) Exercisable/Unexercisable
Mr. Silverman	0	0	36,389,859/0	45,970,971/0
Mr. Katz	0	0	2,544,867/1,505,172	894,356/533,750
Mr. Smith	0	0	3,211,514/836,450	5,122,696/533,750
Mr. Holmes(2)	150,000	2,030,910	4,013,391/951,919	6,372,708/578,745
Mr. Sheehan	0	0	923,369/1,100,000	0/0

(1)
Amounts are based upon the closing price on the New York Stock Exchange on December 31, 2002.

(2)
Mr. Holmes exercised 150,000 stock options on May 9, 2002.

Equity Compensation Plan Information

        The following table provides information about shares of Common Stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2002.(1)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Plan Category(2)
Equity compensation plans approved by Company Stockholders(3)	69,796,211	$18.84	66,728,532
Equity compensation plans not approved by Company Stockholders(4)	119,335,087	$15.57	66,704,880
Equity compensation plans assumed in mergers, acquisitions and corporate transactions(5)	4,739,969	$12.24	14,402,664

Total	193,871,267	$16.66	147,836,076

(1)
In connection with the Company's decision to expense stock option grants effective January 1, 2003, the Company has determined to substantially curtail future stock option grants.

(2)
The table excludes 2.5 million stockholder approved shares issued pursuant to the 1998 Employee Stock Purchase Plan and an incremental six million shares approved by the Board for issuance under such plan which are described in Proposal 3 of this Proxy Statement. See "APPROVAL OF THE CENDANT CORPORATION AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN."

(3)
Includes options granted under the following plans: 1997 Stock Incentive Plan; 1997 Stock Option Plan; 1987 Stock Option Plan; and 1994 Directors Stock Option Plan. Each plan was approved by stockholders with respect to an initial allocation of shares. Subsequent to such approvals, the Board approved the allocation of additional treasury shares for issuance under the plans (which are included in the table) without further stockholder approval as follows: 1997 Stock Incentive Plan, 25,000,000; 1997 Stock Option Plan, 69,970,794; 1987 Stock Option Plan, 10,000,000.

(4)
Includes options granted under the following plans: 1999 Broad-Based Employee Stock Option Plan; 1997 Employee Stock Plan; 1992 Bonus and Salary Replacement Stock Option Plan; and stand-alone option grants to two former officers. Substantially all options remaining available for future grants are under the 1999 Broad-Based Employee Stock Option Plan, which is intended to satisfy the New York Stock Exchange exemption from stockholder approval for broadly based employee stock plans. The material terms of these plans are set forth under footnote (6) below. Notwithstanding the terms of these plans to the contrary, no option granted under any of these plans provides for a term in excess of 10 years, or an exercise price below fair market value as of the date of grant (other than options assumed or replaced in connection with acquisitions). All options granted under these plans have been approved by the Board or the Compensation Committee.

(5)
Includes options granted under the Galileo International, Inc. 1999 Equity and Performance Incentive Plan and the Trendwest Resorts, Inc. 1997 Employee Stock Option Plan, which plans are described in footnote 6 below. The Company has assumed additional option plans in connection with mergers, acquisitions and corporate transactions pursuant to which no shares remain available for future grants. There were 43,186,011 outstanding options under such plans as of December 31, 2002. The weighted-average exercise price for these options is $14.31.

(6)
Material Terms of Plans Not Submitted for Stockholder Approval:

          1999 Broad-Based Employee Stock Option Plan.    This plan, which is intended to satisfy the New York Stock Exchange exemption from stockholder approval for broadly based employee stock plans, provides for the grant of stock options, shares of Common Stock and other awards valued by reference to Common Stock, to employees of the Company who are not executive officers. Shares issued pursuant to the exercise of options granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of the Company or a similar event, shares subject to outstanding options, the exercise price of outstanding options and the number and type of shares remaining to be made subject to options under this plan, may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of options granted under this plan are to be determined by the Compensation Committee, provided, that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Each option granted under this plan will become immediately exercisable upon a "change-of-control transaction" (as defined in the plan). Unless otherwise determined by the Compensation Committee, following termination of employment, options granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability).

          1997 Employee Stock Plan.    This plan provides for the grant of awards of stock options, stock appreciation rights (payable in cash or shares or a combination thereof) and restricted stock to employees of the Company and its affiliates. Shares issued pursuant to awards granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of the Company or a similar event, shares subject to outstanding awards, the exercise price of outstanding options and the number and type of shares remaining to be made subject to awards under this plan, may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of awards granted under this plan are to be determined by the Compensation Committee, provided, that the exercise price of an option may not be less than the fair market value of the shares covered thereby on the date of grant. Under this plan, stock appreciation rights may be granted only in tandem with an option, and will be cancelled to the extent the related option is exercised or cancelled. The vesting of restricted stock awards granted under this plan may be subject to the attainment of predetermined performance goals. Unless otherwise determined by the Compensation Committee, following termination of employment, options and stock appreciation rights granted under this plan generally will remain exercisable, to the extent exercisable at the time of termination, for one year (two years, in the case of retirement, death or disability). Unless otherwise determined by the Compensation Committee, following termination of employment for any reason, shares that are subject to restrictions under a restricted stock award will be immediately forfeited.

          1992 Bonus and Salary Replacement Stock Option Plan.    This plan provides for the grant of options to key employees, consultants, advisors and vendors of the Company in lieu of certain salary increases and all or a portion of participant bonuses. Shares issued pursuant to the exercise of options granted under this plan may be authorized and unissued shares or treasury shares. In the event of any change in corporate capitalization, any reorganization of the Company or a similar event, shares subject to outstanding options, the exercise price of outstanding options and the number and type of share remaining to be made subject to options under this plan, may be adjusted or substituted for, as the Compensation Committee or Board may determine. The terms and conditions of options granted under this plan are to be determined by the Compensation Committee, provided, that the exercise price of an option may not be less than fair market value of the shares covered thereby on the date of grant. Options granted under this plan will become immediately exercisable upon a change in control of the Company. Following termination of employment, options granted under this plan generally will continue to vest as set forth in the option agreement for the remainder of their term (in the case of termination because of death or disability, options will become immediately exercisable).

          Assumed Plans.    The Company has assumed two plans under which equity awards may be granted in the future: the Galileo International, Inc. 1999 Equity and Performance Incentive Plan (the "Galileo Plan") and the Trendwest Resorts, Inc. 1997 Stock Option Plan (the "Trendwest Plan"). Each of the plans provides for the grant of stock options. The Galileo Plan also provides for the grant of stock appreciation rights, restricted shares, deferred shares, stock payments, performance shares, performance units and "special awards," which are awards either consisting of actual shares of Common Stock or awards valued in reference to Common Stock, which are payable in cash or shares. Eligible participants under each of the plans are directors, employees and consultants of the Company. Shares issued pursuant to these plans may be authorized and unissued shares or treasury shares. Each of the plans provides for adjustment of the number of shares subject to awards, the number of shares remaining to be made subject to awards, and (if applicable) the exercise or base price of awards in the event of a change in capitalization of the Company resulting from a stock dividend, split-up, spin-off or consolidation of shares or any similar transaction. Each plan provides that the terms and conditions of awards shall be determined at the time of grant by the plan's administrator and contained in an award agreement. Under the Galileo Plan, the vesting and/or payment of awards of performance shares and performance units must be made subject to the attainment of specified performance goals.

Employment Contracts and Termination, Severance and Change of Control Arrangements

        Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. Each such employment agreement contains covenants precluding the Named Executive Officer from competing, directly or indirectly, against the Company and/or the business unit or units for which such officer performs services, during a period of time set forth in each respective employment agreement. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as it permits the Company to achieve its desired goals of retaining the best possible executive talent.

Mr. Silverman.    Mr. Silverman was employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS Incorporated and amended and restated from time to time (the "Prior Silverman Agreement"). Effective July 1, 2002, Mr. Silverman and the Company entered into an Amended and Extended Employment Agreement (the "New Silverman Agreement"). Mr. Silverman serves the Company as its President and Chief Executive Officer and as the Chairman of the Board and the Chairman of the Executive Committee of the Board. The term of employment under the New Silverman Agreement expires on December 31, 2012, subject to earlier termination upon certain events.

        Effective for 2002, the Compensation Committee approved a base salary for Mr. Silverman equal to $3,196,000, an increase of 1.7% over 2001. The New Silverman Agreement provides Mr. Silverman with a base salary of $3,300,000, an increase of 3.3%, effective July 1, 2002. Mr. Silverman will not receive any base salary increase during 2003.

        The Prior Silverman Agreement provided Mr. Silverman an annual bonus opportunity equal to the lesser of (i) 0.75% of the Company's EBITDA (as defined in the Prior Silverman Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. This bonus formula applied to Mr. Silverman's bonus for the first half of 2002. Pursuant to the New Silverman Agreement, for the second half of 2002 and later years, Mr. Silverman's bonus opportunity is 0.60% of the Company's pre-tax income (as defined in the New Silverman Agreement), with a limit on the bonus amount equal to $100,000 per each cent of the Company's diluted earnings per share (as defined in the New Silverman Agreement).

        The New Silverman Agreement provides Mr. Silverman with specified benefits and perquisites no less favorable than those provided to other senior officers of the Company and no less favorable than those provided to chief executive officers of comparable public companies, including priority business use of corporate aircraft, personal use of corporate aircraft subject to availability, and access to car service, in all cases subject to Company policy. The New Silverman Agreement requires the Company to provide Mr. Silverman with term life insurance in the amount of $100 million for the remainder of his life and also provides for standard corporate indemnification rights.

        Although the Prior Silverman Agreement required the Company to provide Mr. Silverman with annual option grants, this provision was eliminated from the New Silverman Agreement. Although the Company and the Compensation Committee consider it crucial to compensate officers with equity incentives in order to align officer interests with those of stockholders, the Company and the Compensation Committee determined that Mr. Silverman's interests were already closely aligned with stockholders by virtue of his significant holdings of Common Stock and options to acquire Common Stock.

        The New Silverman Agreement provides that if Mr. Silverman resigns his employment for Good Reason (as defined in the New Silverman Agreement), or if he is terminated by the Company without Cause (as defined in the New Silverman Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the sum of his then current base salary plus target bonus, multiplied by (ii) the greater of number of years and partial years remaining in the term of employment under the New Silverman Agreement and 2.99. Mr. Silverman would also receive a pro rata portion of his annual bonus in respect of the fiscal year in which such termination occurs. In addition, Mr. Silverman (and his eligible dependents) would be entitled to continued health and welfare benefits during the remaining term of employment (or a 3-year period, if longer) and the vesting of any options and restricted stock. However, the Company may remove Mr. Silverman from his position of President and/or Chief Executive Officer (but not Chairman of the Board) without triggering such termination provisions.

        After termination of Mr. Silverman's employment with the Company other than due to death or for Cause (but including a resignation for Good Reason), (i) the Company would provide him certain benefits for life, including medical and welfare benefits, office and clerical support, access to corporate aircraft on terms applicable to senior executives of the Company, access to a corporate car and driver, appropriate security when traveling on Company business, and reimbursement of any properly documented business expenses; and (ii) the Company would maintain Mr. Silverman as an employee to provide such services as requested by any successor chief executive officer and keep himself reasonably available to the Company to render advice or to provide services for the rest of his life, for no more than 90 days per year, in return for which he would be paid $83,000 per month (the "Lifetime Consulting Services"). The Company's obligation to provide Mr. Silverman with compensation and benefits pursuant to the Lifetime Consulting Services will terminate in the event Mr. Silverman becomes unable or is unwilling to provide consulting services, or in the event Mr. Silverman is convicted of a felony or violates any restrictive covenants set forth in the New Silverman Agreement. In addition, the Company maintains the right to terminate the Lifetime Consulting Services and the compensation and benefits payable thereunder by providing Mr. Silverman a lump sum cash payment equal to the net present value of such compensation and benefits. Further, in the event of an actual or potential change of control of the Company, Mr. Silverman may elect to receive a buyout of the Lifetime Consulting Services and the compensation and benefits payable thereunder.

        The New Silverman Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

        The New Silverman Agreement provides that Mr. Silverman will be restricted from engaging in certain competitive activities against the Company. Such non-competition covenants will remain in effect in no event for less than two years following his termination of employment for Cause or his resignation, and will remain in effect for so long as Mr. Silverman is receiving payments pursuant to the Lifetime Consulting Services.

Mr. Katz.    The Company entered into an amended and restated employment agreement with Mr. Katz as of June 5, 2000 (the "Katz Employment Agreement"). The Katz Employment Agreement is set to expire on December 31, 2003, subject to earlier termination or extension upon certain events.

        Effective for 2002, the Company increased Mr. Katz' base salary to $762,500. The Katz Employment Agreement provides that Mr. Katz will be eligible for annual bonuses based on a target of 100% of annual base salary. Mr. Katz is eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites. The Katz Employment Agreement provides that if Mr. Katz' employment is terminated by the Company other than for Cause or by Mr. Katz for Constructive Discharge, the Company will pay Mr. Katz a lump sum cash payment equal to 300% of his base salary plus target incentive bonus (or if higher, the base salary and target incentive bonus of any other senior officer of the Company (other than Mr. Silverman)). In addition, each of Mr. Katz' outstanding options granted after June 5, 2000 will become fully vested and remain exercisable until the first to occur of the third anniversary of his termination of employment and the original expiration date of such option (the "Option Extension").

Mr. Smith.    The Company entered into an amended and restated employment agreement with Mr. Smith as of June 2, 2001 (the "Smith Employment Agreement"). The Smith Employment Agreement is set to expire on June 30, 2004, subject to earlier termination or extension upon certain events.

        The Smith Employment Agreement provides that during his term of employment, Mr. Smith will be paid an annual base salary equal to $750,000 and will be eligible for annual bonuses based on a target of 100% of annual base salary. Effective for 2002, the Company increased Mr. Smith's base salary to $762,500. Mr. Smith is eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites. The Smith Employment Agreement provides that if Mr. Smith's employment is terminated by the Company other than for Cause or by Mr. Smith for Constructive Discharge, the Company will pay Mr. Smith a lump sum cash payment equal to 300% of his base salary plus target incentive bonus. In addition, each of Mr. Smith's outstanding options granted after September 3, 1998 will become fully vested and remain exercisable until the first to occur of the fifth anniversary of the date of such termination and the original expiration date of such option. In addition, Mr. Smith and his eligible dependents will remain covered under certain welfare benefit plans sponsored by the Company until Mr. Smith reaches age 75.

Mr. Holmes.    The Company entered into an employment agreement with Mr. Holmes dated as of September 12, 1997 (the "Holmes Employment Agreement"). The Holmes Employment Agreement originally provided for a period of employment through December 17, 2002; however, the agreement provides for an automatic extension which causes the period of employment to be extended by one year on an annual basis (an extension of the period of employment through December 17, 2007 has taken effect).

        The Holmes Employment Agreement specifies the compensation and benefits provided to the executive during the period of employment. Effective for 2002, the Compensation Committee approved a base salary for Mr. Holmes equal to $762,500. Mr. Holmes is eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites.

        The Holmes Employment Agreement provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement provides that if Mr. Holmes' employment is terminated by the Company other than for Cause, or by Mr. Holmes for Constructive Discharge or resignation, the Company will pay Mr. Holmes a lump sum cash payment equal to 500% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher). In such event, Mr. Holmes would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options (excluding the option granted January of 2001 in the case of a resignation) and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination).

        The Holmes Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

Mr. Sheehan.    The Company entered into an employment agreement with Mr. Sheehan as of March 1, 2001 (the "Sheehan Employment Agreement"). The Sheehan Employment Agreement is set to expire on March 1, 2004, subject to earlier termination or extension upon certain events.

        The Sheehan Employment Agreement provides that Mr. Sheehan will be eligible for annual bonuses based on a target of 100% of annual base salary. Effective for 2002, the Company increased Mr. Sheehan's base salary to $750,000. Mr. Sheehan is eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites. The Sheehan Employment Agreement provides that if Mr. Sheehan's employment is terminated by the Company other than for Cause or by Mr. Sheehan for Constructive Discharge, the Company will pay Mr. Sheehan a lump sum cash payment equal to 300% of his base salary plus target incentive bonus. In addition, each of Mr. Sheehan's outstanding options will become fully vested and remain exercisable until the first to occur of the second anniversary of the date of such termination and the original expiration date of such option.

Other Change of Control and Termination Provisions.    In connection with the merger of HFS Incorporated and CUC International Inc., action was taken by the Company to provide that any employee formerly with HFS Incorporated who incurs a golden parachute excise tax under Section 4999 of the Internal Revenue Code, if and to the extent applicable, incurred because of the vesting of options granted prior to such merger, will be reimbursed by the Company for the economic costs incurred by such employee, including a tax gross-up payment to account for any additional golden parachute excise tax incurred by reason of such reimbursement to the Named Executive Officers, if any. In addition, action was also taken by the Company to provide for a similar reimbursement in the event a future corporate event causes an excise tax liability. During 2002, the Company approved a policy applicable to Named Executive Officers (other than Mr. Silverman) pursuant to which, in the event of the Named Executive Officer's retirement or termination by the Company, the Company would continue to make annual contributions to the Named Executive Officer's split dollar insurance policy so long as the Named Executive Officer complies with certain non-competition covenants and agrees to provide general assistance to the Company as requested by the Chief Executive Officer. No Named Executive Officer or other officer has benefited under this policy.

Stock Options and Restricted Stock.    Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of the Company will become fully and immediately vested and exercisable, and all restrictions on shares of restricted stock will lapse, upon the occurrence of any change of control transaction affecting the Company.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors is responsible for administering the Company's executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of the Company's executive officers as well as all grants of options to purchase shares of Company common stock and other long term incentive compensation awards.

Officer Compensation Policy.    The Compensation Committee administers the Company's executive compensation policies. These policies include:

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  aligning the interests of executive officers with the long-term interests of the Company's stockholders;

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  providing competitive levels of compensation which are, in large part, conditioned on the Company's attainment of specified performance targets and/or stock price appreciation; and

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  attracting, motivating and retaining the best possible executive talent for the benefit of the Company's stockholders.

Committee Charter.    In an effort to enhance corporate governance and clarify the role of the Compensation Committee with respect to carrying out the foregoing policies, the Board of Directors approved a Charter of the Compensation Committee (the "Charter") in February 2003. The Charter provides that the Compensation Committee consist of directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Compensation Committee member. Further, the Charter provides that the Compensation Committee shall be comprised of three or more directors who qualify as (i) independent directors under the existing and proposed listing standards of the New York Stock Exchange, (ii) "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, (iii) "outside directors" within the meaning of Section 162(m) of the Code and (iv) independent under the Company's definition of independence. The Board has determined that all of the members of the Compensation Committee qualify as independent under the standards set forth in the preceding sentence.

        In general, the Charter clarifies the function and scope of the Compensation Committee by authorizing it to assure that the Company's compensation policies are in the best interest of the Company and its stockholders, as well as to confirm that the Company is in compliance with such policies. The Charter expressly provides that the Compensation Committee shall, among other things, evaluate its own performance under the Charter on an annual basis, conduct or authorize investigations or studies, and engage independent counsel or advisers as it deems necessary to carry out the foregoing, in each case at the Company's expense. The Board of Directors determined that expanding the Compensation Committee's authority in this manner would benefit the Company's stockholders in general and enhance corporate governance with respect to executive compensation matters.

Employment Agreements.    Each Named Executive Officer is employed by the Company pursuant to a written agreement of employment. A limited number of other executive officers of the Company are also employed pursuant to employment agreements. The Compensation Committee has considered the advisability of using employment agreements and determined that under certain circumstances it is in the best interests of the Company and its stockholders insofar as it permits the Company to achieve its desired goals of retaining the best possible executive talent. In addition, each employment agreement contains restrictive covenants, including non-competition, non-solicit and confidentiality covenants, for the benefit of the Company and its subsidiaries and business units. The Compensation Committee has determined that the use of employment agreements may be necessary in certain cases to ensure the retention of key executive officers and to attract additional executive talent to the Company, including in connection with acquisitions, and to impose such restrictive covenants on executive officers. Each such employment agreement separately reflects the terms that the Compensation Committee believed were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company's compensation policies.

Components of Executive Compensation.    The material elements of the Company's executive compensation arrangements include base salary, annual performance bonus and long term equity incentive awards. In 2002 and prior years, equity awards were primarily granted in the form of options to purchase shares of Company common stock. During 2002, in connection with, among other things, the Company's decision to expense employee stock options effective January 1, 2003, the Company determined to substantially curtail the issuance of stock options for the foreseeable future. Accordingly, for 2003, the Company expects that equity awards will be granted primarily in the form of restricted stock, restricted stock units and/or similar vehicles. This strategy is intended to increase the beneficial ownership of Company common stock by Company employees and continue to align the interests of Company employees with Company stockholders.

        For 2002, each executive officer's total compensation package was designed to condition a significant portion of the executive officer's overall anticipated compensation on the Company's success in achieving specified performance targets and/or stock price appreciation.

Base Salaries.    Salaries paid to executive officers, other than the Chief Executive Officer, are reviewed annually by the Chief Executive Officer, the Chief Administrative Officer and the Executive Vice President-Human Resources based upon their assessment of the nature of the position and the contribution, experience and tenure of the executive officer. The Compensation Committee is responsible for approving the employment agreement of the Chief Executive Officer, including the salary provided for therein. The salary levels of the Named Executive Officers are subject to the provisions of such employment agreements which are approved by the Compensation Committee (the employment agreements with the Named Executive Officers are described more fully under "Employment Contracts and Termination, Severance and Change of Control Arrangements"). From time to time, the Company performs market research and/or engages independent compensation consultants to advise on market rates of compensation for similarly situated executive officers, and the Compensation Committee considers such advice and surveys in connection with establishing salaries for executive officers.

        For 2002, the Compensation Committee reviewed and approved salary increases for the Named Executive Officers. For 2003, the Company determined to not increase the base salaries of the Named Executive Officers as well as certain other designated executive officers.

Annual Bonus.    The Named Executive Officers are entitled to annual performance bonuses based upon the terms of their employment agreements (see "Employment Contracts and Termination, Severance and Change of Control Arrangements").

        As described under "Employment Contracts and Termination, Severance and Change in Control Arrangements," Mr. Silverman entered into an amended and extended employment agreement with the Company, which provides a new bonus formula effective for the second half of 2002 and later years. With respect to the first six months of 2002, Mr. Silverman's annual incentive bonus was calculated as the lesser of (i) 0.75% of the Company's EBITDA (as defined in the employment agreement) or (ii) 150% of his annual base salary. With respect to the last six months of 2002 and later years, Mr. Silverman's annual incentive bonus is calculated as 0.60% of the Company's pre-tax income (as defined in the employment agreement), with a limit on the amount of bonus equal to $100,000 per each cent of the Company's diluted earnings per share (as defined in the employment agreement). Mr. Silverman's aggregate annual incentive bonus for 2002 equaled the sum of these two components. Under the new bonus formula, the Compensation Committee believes it has aligned Mr. Silverman's bonus more appropriately with the interests of the Company and its stockholders by basing the bonus payment on the performance of the Company's businesses. By basing the bonus on the performance of the Company's businesses compared to stock price performance, the Compensation Committee intended to eliminate any perception or motivation to manage the stock price instead of the Company's businesses.

        Although the Compensation Committee recognized that Mr. Silverman's new bonus formula could yield a greater bonus payment for Mr. Silverman for the last six months of 2002 and later years, the Compensation Committee also considered that the value of Mr. Silverman's total compensation received in 2002, and expected to be received in 2003, would be reduced significantly by virtue of Mr. Silverman's agreement to waive his contractual right to receive an option grant in 2002, and his execution of the employment agreement under which such contractual right was eliminated with respect to all future years of the contract. In this regard, Mr. Silverman's total compensation in 2002 as compared to 2001 was reduced by approximately 70%, and his total compensation for 2003 is expected to be less than 50% of his 2001 compensation. The Compensation Committee considers it crucial to compensate senior executives with equity incentives; however, in light of Mr. Silverman's substantial equity interest in the Company, it was determined that Mr. Silverman's interests were appropriately aligned with those of stockholders and therefore both the Compensation Committee and Mr. Silverman agreed to the elimination of the contractual annual option grant. In addition, Mr. Silverman will not receive any restricted stock or other equity award in 2003.

        For the other Named Executive Officers and Company employees, under the Company's annual incentive bonus plan, certain employees are eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings before interest and taxes ("EBIT") or other designated performance measures. Such percentages of base salary range from 5% for the lowest level of employees eligible for bonuses if the minimum level of earnings is achieved, to a maximum of 100% for the Named Executive Officers, if the highest level of earnings is achieved (payment of up to 125% may be approved in the event that the highest level earnings targets are greatly exceeded).

        In 2002, bonuses paid to executive officers of the Company, including certain business units, were paid at greater than the target level to the extent such business units exceeded pre-established levels of EBIT, EBITDA, or other relevant performance measurement (such as performance against capital spending goals). The bonuses paid to the Named Executive Officers in respect of 2002 are set forth in the Summary Compensation Table.

        These bonuses were paid to the Named Executive Officers, in certain cases, at up to 195% of target. The Compensation Committee approved the above-target payment, as well as above-target payments to certain of the Company's other most senior officers, in connection with, among other things (i) the Company's decision to modify its long term incentive compensation program by, among other things, substantially curtailing the grants of stock options, reducing the value of annual long term incentive grants by approximately 50%, and imposing a base salary "freeze" for the Named Executive Officers and certain other designated executive officers and (ii) the Company's attainment of budgeted earnings per share goals notwithstanding a difficult economic environment, continuing challenges in the travel industry resulting from domestic terrorism and war concerns, and extraordinary losses in the Company's mortgage business due to the unusual volume of refinancing activity. In approving these bonuses, the Compensation Committee considered that the Company's bonus programs are designed and implemented based upon the operational performance and financial results of the Company and its various subsidiaries and noted that notwithstanding the performance of the Common Stock price, the

Company's operational and financial performance was equal to or greater than budgeted targets for almost every business unit.

Long Term Equity Incentive Awards.    As discussed above, the Company determined to expense stock option grants effective January 1, 2003, as well as to substantially curtail stock option grants in the future. However, the Compensation Committee continues to believe that the most effective way to align the interests of executives with those of the Company's stockholders is to ensure that the executive officers hold material equity stakes in the Company. As a result, for 2003, the Compensation Committee will continue to utilize long term incentive awards comprised primarily of equity and equity-based incentives other than stock options.

        The Compensation Committee administers each of the Company's stock option and equity award plans. Grants made in 2002 to the Named Executive Officers, and all other officers and key employees, were approved by the Compensation Committee after consultation with the Company's Executive Vice President, Human Resources. From time to time, Human Resources will engage outside consultants to gain understanding of competition in local and global labor markets and to assure that the grants are competitive and provide appropriate incentive and retention value.

        The Compensation Committee did not approve any grant in 2002 to Mr. Silverman, notwithstanding his contractual right to an annual option grant. Generally, grants to all other employees were approved by the Compensation Committee upon the recommendation of the Chief Executive Officer, the Chief Administrative Officer and the Executive Vice President-Human Resources, who determine the number of shares subject to such grants and the applicable terms and conditions of such grants. In general, to ensure that awards meet the intended long-term goals of the Compensation Committee, most stock option grants vest over a period of time. Options granted in 2002 generally have a three year vesting schedule. Equity incentive awards granted in 2003 are expected to vest over four years. As discussed above, the decision to decrease the value of awards and replace option grants with restricted stock and similar incentives was based in part on the Company's decision to expense stock option grants.

        The Company does not grant options with exercise prices below the fair market value of the Company common stock as of the date of grant, except under unusual circumstances (and in no event to any Named Executive Officer).

        Information with respect to option grants in 2002 to the Named Executive Officers is set forth in the "Option/SAR Grants In Last Fiscal Year" table.

Chief Executive Officer Compensation.    The compensation paid to Mr. Silverman during 2002 is based upon the minimum levels of his existing employment agreement. However, as Mr. Silverman did not receive an equity grant in 2002, the value of Mr. Silverman's compensation in 2002 was approximately 50% less than his entitlement under his employment agreement. Mr. Silverman's employment agreement, and the amendment and extension thereof during 2002, is described under "Employment Contracts and Termination, Severance and Change of Control Arrangements." For 2002, Mr. Silverman's aggregate annual base salary was $3,196,500. Effective July 1, 2002, in connection with the execution of Mr. Silverman's employment agreement, his annual base salary was increased to $3,300,000. In 2003, Mr. Silverman will not receive an increase to base salary as part of the salary freeze discussed above. Mr. Silverman's annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement, and is based directly on the Company's attainment of performance goals, as described above.

        Mr. Silverman did not receive a stock option or other equity incentive award in 2002, and will not receive any such award in 2003.

Deductibility of Compensation.    In accordance with Section 162(m) of the Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the

Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company's stockholders to comply with such tax law, while still maintaining the goals of the Company's executive compensation program. Accordingly, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers will not be deductible for federal income tax purposes under Section 162(m).

The Compensation Committee

Leonard S. Coleman (Chair)
Robert F. Smith
Myra J. Biblowit

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of Mr. Coleman (chair), Mr. Smith and Ms. Biblowit, none of which were employees of the Company during 2002 or before.

Performance Graph

        The following graph assumes $100 invested on December 31, 1997, and compares (a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment, during the five years commencing on the last trading day before January 1, 1998, and ending on December 31, 2002, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), and (ii) the Standard & Poor's Diversified Commercial Services Index (the "S&P Diversified Commercial SVCS Index").

REPORT OF AUDIT COMMITTEE

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent auditors' qualifications and independence, (iii) the performance of the Company's independent auditors and the Company's internal audit function and (iv) the Company's compliance with legal and regulatory requirements.

        In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

        In addition, the Committee discussed with the independent auditors the auditors' independence from the Company and its management, and the independent auditors provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal year 2003.

AUDIT COMMITTEE

Robert F. Smith, Chairman
Cheryl D. Mills
The Rt. Hon. Brian Mulroney*
Sheli Z. Rosenberg

*
Effective March 13, 2003, Ms. Richards replaced Mr. Mulroney as a member of the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Edelman is of counsel to Paul, Hastings, Janofsky & Walker, LLP, a New York City law firm (successor to Battle Fowler). Paul, Hastings represented the Company in certain matters in 2002. It is expected that Paul, Hastings will continue to represent the Company in connection with certain matters from time to time in the future. In addition, in 2002, Mr. Edelman received $15,000 pursuant to a consulting agreement with the Company. Such consulting agreement was terminated in 2002 and no additional payments are due thereunder.

        Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"). Chartwell Hotels currently owns an interest in 54 hotel properties franchised by wholly-owned subsidiaries of the Company. During 2002, such hotel properties generated aggregate royalties of approximately $1,544,077 for the Company.

        On August 14, 2001, Ramada Franchise Systems, Inc., a wholly-owned subsidiary of the Company ("RFS"), entered into a License Agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use the RAMADA® franchise system and use of the Ramada trademark at a hotel owned by PEC. Mr. Nederlander was the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary, until January 17, 2002 when MEGO Financial Corp. was acquired by an unrelated third party. PEC paid $8,447 in franchise fees to RFS from January 1, 2002 through January 17, 2002. Pursuant to an agreement with PEC entered into in 1996, Resort Condominiums International, LLC, a wholly-owned subsidiary of the Company ("RCI"), provides timeshare exchange and related travel and leisure services to PEC timeshare owners who are members of RCI in exchange for fees payable by such owners to RCI. From January 1, 2002 through January 17, 2002 under this arrangement, PEC paid RCI approximately $3,600 for new member subscriptions and marketing products and the Company estimates that PEC timeshare owners paid approximately $200,000 in fees to RCI. Fees paid by PEC and its timeshare owners to the Company and its affiliates through the relevant period in 2002 equal less than one percent of the Company's revenue.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2002.

RATIFICATION OF APPOINTMENT OF AUDITORS
[PROPOSAL NO. 2]

        Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 2003. A representative of Deloitte & Touche is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

        The Audit Committee considered the non-audit services provided by Deloitte & Touche and determined that the provision of such services was compatible with maintaining Deloitte & Touche's independence. Deloitte & Touche LLP, the members of Deloitte Touche Tohmatsu, and their respective affiliates, billed the following:

        Audit fees.    The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2002 and 2001 fiscal years were approximately $7.3 million and $6.9 million, respectively.

        Information Systems Design and Implementation Fees.    There were no fees relating to financial information systems design and implementation paid to Deloitte & Touche for professional services rendered in the 2002 fiscal year and fees of approximately $1.3 million for such services in the 2001 fiscal year.

        All other fees.    The aggregate fees for all other services rendered by Deloitte & Touche in the 2002 and 2001 fiscal years were approximately $36.1 million and $24.2 million, respectively, and can be sub-categorized as follows:

    Audit Related Fees.    The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions in the 2002 and 2001 fiscal years were approximately $24.4 million and $15.3 million, respectively.

    Other Fees.    The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by Deloitte & Touche in the 2002 and 2001 fiscal years were approximately $11.7 million and $8.9 million, respectively.

        The Audit Committee also approved a resolution restricting the utilization of Deloitte & Touche for certain non-audit matters other than tax and merger and acquisition related services. The Audit Committee also adopted a policy prohibiting the Company from hiring Deloitte & Touche personnel at the manager or partner level who have been directly involved in performing auditing procedures or providing accounting advice to the Company.

        Although stockholder action on this matter is not required, the appointment of Deloitte & Touche is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THIS PROPOSAL.

APPROVAL OF AN INCREASE IN SHARES
AVAILABLE UNDER THE CENDANT CORPORATION
AMENDED AND RESTATED 1998 EMPLOYEE
STOCK PURCHASE PLAN
[PROPOSAL NO. 3]

General

        The Cendant Corporation 1998 Employee Stock Purchase Plan (the "Plan") was adopted by the Board on July 28, 1998, and approved by stockholders at the Company's October 30, 1998 Annual Meeting of Stockholders (the "First Approval"). The Board approved an amendment and restatement of the Plan on December 1, 1998. The Board approved an amendment and restatement of the Plan on December 17, 2002, effective as of January 1, 2003 (the "2002 Amendment"). The Plan is designed to encourage the purchase by participants of shares of Common Stock. This proposal seeks stockholder approval for the addition of 6,000,000 shares under the Plan for purposes of Section 423 of the Code as discussed below.

        For 2002 and prior years, the Plan was intended to comply with the requirements of Section 423 of the Code, and to assure the participants of the tax advantages provided thereby (and described below in the section entitled "Certain Federal Income Tax Consequences") (the "Special Tax Treatment").

        For 2003 and later years, by virtue of the 2002 Amendment, the Plan is no longer intended to comply with the requirements of Section 423 of the Code and therefore any purchase in and following 2003 will not receive the Special Tax Treatment.

        A total of 2,500,000 shares of Common Stock were originally authorized for issuance, and approved by stockholders, under the Plan pursuant to the First Approval. For the Common Stock purchase relating to the fourth quarter of 2002 (the "Fourth Quarter Purchase"), the Plan did not have enough stockholder approved shares of Common Stock to satisfy all of shares subscribed to by participants. Therefore, the Board approved an increase in the number of shares of Common Stock available for issuance under the Plan to 8,500,000 (an incremental 6,000,000 shares). Plan participants were notified that a portion of the shares purchased in the Fourth Quarter Purchase would not receive the Special Tax Treatment unless the increase in the number of shares available under the Plan was re-approved by Company stockholders (the "Second Approval").

        If the Second Approval is obtained, all purchases pursuant to the Fourth Quarter Purchase will receive the Special Tax Treatment. If the Second Approval is not obtained, then the purchase by participants of approximately 300,000 shares of Common Stock pursuant to the Fourth Quarter Purchase will not receive the Special Tax Treatment, but the Plan will continue to be maintained including with respect to the remainder of the 6,000,000 incremental shares.

        The number of shares of Common Stock authorized for issuance under the Plan are subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

        The Company estimates that there are approximately 70,000 employees who are potential participants in the Plan, none of whom are currently executive officers or directors of the Company. Future benefits under the Plan are undeterminable as the number of shares to be purchased is determined by each Plan participant in the discretion of the participant.

        The full text of the Plan, as in effect immediately prior to the 2002 Amendment (the "Prior Plan"), is set forth in Annex B to this Proxy Statement, and the description of the Prior Plan set forth herein is qualified in its entirety by reference to the text of such plan.

Additional Information Regarding the Prior Plan

        No Named Executive Officer or Director of the Company has ever participated in the Plan and will not be permitted to participate in the Plan in 2003.

Description of the Prior Plan

        The following summary describes the Prior Plan.

        Purpose.    The purpose of the Prior Plan is to align employee and shareholder long-term interests by facilitating the purchase of Common Stock by employees and to enable employees to develop and maintain significant ownership of Common Stock. An additional purpose of the Prior Plan is to comply with the requirements of Section 423 of the Code, and thus to obtain for the participants the tax advantages provided thereby (described below in the section entitled "Certain Federal Income Tax Consequences").

        Administration.    The Prior Plan will be administered by the Compensation Committee, which is comprised solely of non-employee directors who are not eligible to participate in the Prior Plan. The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the Prior Plan as it deems appropriate.

        Participation.    Subject to certain procedural requirements, all employees of the Company who have at least one year of service and work more than 20 hours per week will be eligible to participate in the Prior Plan, except that employees who are "highly compensated" within the meaning of Section 414(q) of the Code and employees who are five percent or more stockholders of the Company or any subsidiary of the Company will not be eligible to participate. Designations of corporations participating in the Prior Plan may be made from time to time by the Compensation Committee from among the subsidiary corporations of the Company, including corporations which become subsidiaries after the adoption and approval of the Prior Plan.

        Purchase of Shares.    Pursuant to the Prior Plan, each eligible employee will be permitted to purchase shares of the Common Stock through regular payroll deductions (and/or cash payments) in an aggregate amount equal to 2% to 10% of the employee's base pay (as elected by the employee) for each payroll period. Under the Prior Plan, the fair market value of the shares of the relevant series of Common Stock which may be purchased by any employee during any calendar year may not exceed $25,000.

        Stock Purchase Price.    Under the Prior Plan, participating employees will be able to purchase shares of Common Stock with payroll deductions (and/or cash payments) at the end of a quarter-annual cycle at a purchase price equal to the lesser of: (i) 85 percent of the fair market value of Common Stock on the date the quarter-annual cycle begins or (ii) 85 percent of the fair market value of Common Stock on the date the quarter-annual cycle ends.

        Nontransferable Right To Purchase. A right to purchase shares of a series which is granted to a participant under the Prior Plan is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the participant's lifetime, only by the participant.

        Term.    No right to purchase shares may be granted under the Prior Plan with respect to any fiscal year after fiscal 2008. Rights to purchase shares which are granted before or during fiscal 2008, however, may extend beyond the end of fiscal 2008, and the provisions of the Prior Plan will continue to apply thereto.

        Amendments to or Discontinuance of the Prior Plan.    The Board may from time to time amend or terminate the Prior Plan; provided, however, that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by Section 423 of the Code or any other law, regulation or stock exchange rule, no such amendment shall be effective without the approval of stockholders entitled to vote thereon. Additionally, the Compensation Committee may make such amendments as it deems necessary to comply with applicable laws, rules and regulations.

2002 Amendment

        Effective for 2003 and later years, the Plan will no longer comply with Section 423 of the Code and purchases will no longer receive the Special Tax Treatment. Purchases will occur on a monthly basis and will have a purchase price of 95% of fair market value of the Common Stock as of the first day of the monthly purchase period. A number of restrictions on the number of shares which may be purchased by any one participant, as well as certain holding period requirements, have been eliminated.

Certain Federal Income Tax Consequences

        The following discussion addresses only the general federal income tax consequences relating to purchases under the Prior Plan. It does not address the impact of state and local taxes, the federal alternative minimum tax, and securities laws restrictions, and is not intended as tax advice to participants in the Prior Plan, who should consult their own tax advisors. The following does not address tax consequences of relating to purchases following the 2002 Amendment.

        The Prior Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code. Assuming such qualification, a participant will not recognize any taxable income as a result of participating in the Prior Plan, exercising options granted pursuant to the Prior Plan or receiving shares of Common Stock purchased pursuant to such options. A participant may, however, be required to recognize taxable income as described below.

        If a participant disposes of any share of Common Stock purchased pursuant to the Prior Plan after the later to occur of (i) two years from the grant date for the related option and (ii) one year after the exercise date for the related option (such disposition, a "Qualifying Transfer"), or if the participant dies (whenever occurring) while owning any share purchased under the Prior Plan, the participant generally will recognize compensation income, for the taxable year in which such disposition or death occurs, in an amount equal to the lesser of (i) the excess of the market value of the disposed share at the time of such disposition over its purchase price, and (ii) 15% of the market value of the disposed share on the grant date for the option to which such disposed share relates. In the case of a Qualifying Transfer, (a) the basis of the disposed share will be increased by an amount equal to the amount of compensation income so recognized, and (b) the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the shares and the basis for such shares.

        If the participant disposes of any share other than by a Qualifying Transfer, the participant generally will recognize compensation income in an amount equal to the excess of the market value of the disposed share on the date of disposition over its purchase price. In such event, the Company will be entitled to a tax deduction equal to the amount of compensation income recognized by the participant. Otherwise, the Company will not be entitled to any tax deduction with respect to the grant or exercise of options under the Prior Plan or the subsequent sale by participants of shares purchased pursuant to the Prior Plan. A transfer by the estate of the participant of shares purchased by the participant under the Prior Plan has the same federal income tax effects on the Company as a Qualifying Transfer.

        Approval of an increase in shares available under the Prior Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS

        Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the Year 2004 Annual Meeting if they are received by the Company on or before November 29, 2003. Any proposal should be directed to the attention of the Eric J. Bock, Executive Vice President, Law and Corporate Secretary, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company's By-Laws. In order for a proposal to be "timely" under the Company's By-Laws, it must be received not less than sixty (60) days nor more than ninety (90) days before the Company's 2004 annual meeting; provided, however, in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a proposal by the shareholders to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

ADDITIONAL INFORMATION

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary.

By Order of the Board of Directors

/s/ Eric J. Bock
ERIC J. BOCK Secretary

Dated: March 28, 2003

Annex A

CENDANT CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.    Purpose of Audit Committee

        The purposes of the Audit Committee, which is part of the Board, shall be (a) to assist the Board's oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent auditors' qualifications and independence, (iii) the performance of the Company's independent auditors and the Company's internal audit function and (iv) the Company's compliance with legal and regulatory requirements, and (b) to prepare a report for inclusion in the Company's annual proxy statement, in accordance with applicable law, regulation and listing standards.

II.    Composition of Audit Committee

        The Audit Committee shall consist of not less than four members. Each member of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating/Corporate Governance Committee and shall satisfy the independence and expertise requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 (the "Act") as appropriate, including the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

        Vacancies on the Audit Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. The members of the Audit Committee may be removed by a majority vote of the Board.

III.    Authority and Responsibilities of Audit Committee

        The following are within the authority of the Audit Committee:

        A.    Independent Auditor

  •
  Appoint the independent auditor to audit the financial statements of the Company.

  •
  Review and, in its sole discretion, approve in advance the fees and terms of all audit and, as provided in the Act, all permitted non-audit services and relationships between the Company and the independent auditor (which approval should be made after receiving input from the Company's management). Approval of audit and permitted non-audit services may also be made by one or more members of the Audit Committee as shall be designated by the Audit Committee/the chairperson of the Audit Committee and the person(s) granting such approval shall report such approval to the Audit Committee at the next scheduled meeting.

  •
  At least annually, obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1 and obtain any required peer review or internal quality-control report of the independent auditor.

  •
  Discuss the foregoing report by the independent auditor to the extent it discloses any material issues, relationships or services that may impact the performance, objectivity or independence of the outside auditor.

  •
  Evaluate with the assistance of the Company's management the qualifications, performance and independence of the independent auditor, including the lead partner of the independent auditor and, if so determined by the Audit Committee, terminate the Company's engagement of the independent auditor.

        The Audit Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditor to the Board.

        B.    Financial Reporting

  •
  Review the annual audited and quarterly financial statements with the Company's management, its Disclosure Committee and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  •
  Review any significant reporting issues and judgments made in connection with the Company's financial statements.

  •
  Review the Company's significant accounting principles and any changes thereto. Consider the impact of acceptable alternative accounting principles that are communicated by the independent auditor, internal auditors or the Company's management.

  •
  Make a recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

        C.    Audit Process of the Independent Auditor

  •
  Meet with the independent auditor prior to their commencing the audit to review the scope (i.e. nature of work performed by entity), planning and staffing of the audit.

  •
  Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any management letter provided by the auditor and the Company's response to that letter.

  •
  Discuss with the independent auditor their required disclosure outlined by Generally Accepted Auditing Standards relating to the conduct of the audit, including consideration of the quality of the Company's accounting principles as applied in its financial reporting.

        D.    Internal Audit Function

  •
  Review the appointment and replacement of the head of the internal Corporate Audit Staff, the adequacy and qualifications of the internal Corporate Audit Staff and the responsibilities and budget of the Company's internal audit function.

  •
  Review any significant reports to the Company's management prepared by the internal Corporate Audit Staff and the responses of the Company's management.

  •
  Review and evaluate with the Company's management, internal Corporate Audit Staff and the independent auditor the adequacy of internal controls that could significantly affect the Company's financial statements.

        E.    Legal Matters

  •
  Review with the Company's General Counsel and management legal matters that may have a material impact on the Company's financial statements, its Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

        F.    Evaluation

  •
  On an annual basis, the Audit Committee shall evaluate its performance under this Charter by reviewing at least the information and recommendations presented by the Audit Committee to the Board and whether the number and length of meetings of the Audit Committee were adequate for the Audit Committee to complete its work in a thorough and thoughtful manner. A discussion of these findings shall take place at least annually at the first meeting of the Audit Committee.

  •
  The Audit Committee shall review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

        G.    Other Matters

  •
  Establish clear hiring policies for employees or former employees of the independent auditor.

  •
  Discuss the Company's earnings press releases, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies. This review may be done generally through a discussion of the types of information to be disclosed and type of presentations to be made, and the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

  •
  Discuss the Company's policies with respect to risk assessment and risk management.

  •
  Submit the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  •
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

  •
  Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

IV.    Meetings of the Audit Committee

        The Audit Committee shall meet at least six times per year, or more frequently as circumstances require.

        The Audit Committee shall report regularly to the Board, at a minimum, after each meeting of the Audit Committee, and shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board of Directors of the Company.

        The members of the Audit Committee shall select a chair whom will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. A majority of the members of the Audit Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        Periodically, the Audit Committee shall meet with the Company's management, members of the Company's internal Corporate Audit Staff and with the independent auditor in separate sessions.

V.    Resources of the Audit Committee

        The Audit Committee shall have the authority, following notice to the Chairman of the Board to retain legal, accounting or other advisors to advise the Audit Committee and assist it in fulfilling its duties and responsibilities. The Audit Committee may request any officer or employee of the Company, or the Company's outside counsel or independent auditor, to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee.

VI.    Other

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, or to determine that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. This is the responsibility of the Company's management and the independent auditor.

Annex B

CENDANT CORPORATION

1998 EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated as of December 1, 1998
(Without Giving Effect to the 2002 Amendment Thereto)

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

        2.    Definitions.

          a.    "Board" shall mean the Board of Directors of the Company.

          b.    "Change in Capitalization" shall mean any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

          c.    "Change in Control of the Company" shall mean any transaction or series of transactions pursuant to or as a result of which (i) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (ii), (iii) or (iv) of this paragraph (c)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board, (ii) beneficial ownership of 50% or more of the Common Stock Outstanding (or other securities having generally the right to vote for election of the Board) of the Company shall be sold, assigned or otherwise transferred, directly or indirectly, other than pursuant to a public offering, to a third party, whether by sale or issuance of Common Stock or other securities or otherwise, (iii) the Company or any Subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of Subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any third party, other than the Company or as a wholly-owned Subsidiary thereof, or (iv) control of 50% or more of the business of the Company shall be sold, assigned or otherwise transferred directly or indirectly to any third party.

          d.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

          e.    "Committee" shall mean a committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

          f.      "Common Stock" shall mean shares of common stock, par value $.01 per share, of the Company.

          g.    "Company" shall mean Cendant Corporation, a Delaware corporation.

          h.    "Compensation" shall mean the fixed salary or wage paid by the Company to an Employee as reported by the Company to the United States government for federal income tax purposes, including an Employee's portion of salary deferral contributions pursuant to

  Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any employee plan maintained by the Company.

          i.      "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          j.      "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          k.    "Employee" shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries.

          l.      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          m.    "Exercise Date" shall mean the last business day of each Offering Period.

          n.    "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, on such date or on the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

          o.    "Offering Date" shall mean January 1, April 1, July 1, and October 1, of each Plan Year, and/or such other date or dates determined by the Committee.

          p.    "Offering Period" shall mean each calendar quarter of each Plan Year during the effectiveness of the Plan, commencing on each Offering Date, or such other period or periods determined by the Committee.

          q.    "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the employer corporation if, at the time of granting an option, each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          r.    "Participant" shall mean an Employee who participates in the Plan.

          s.    "Plan" shall mean the 1998 Employee Stock Purchase Plan, as amended from time to time.

          t.      "Plan Year" shall mean the calendar year, and/or such other period or periods determined by the Committee.

          u.    "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        3.    Eligibility.

          a.    Subject to the requirements of Section 4.b. hereof, any person who is (i) an Employee as of an Offering Date and (ii) who is regularly scheduled to work at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date if (iii) at the commencement of such Offering

  Period such person has maintained Continuous Status as an Employee for at least three months; provided, however, that the Company shall have the right to exclude from eligibility and participation any officer of the Company who is also a "highly compensated employee" within the meaning of Section 423(b)(4)(D) of the Code.

          b.    Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

        4.    Grant of Option; Participation.

          a.    On each Offering Date the Company shall commence an offer by granting each eligible Employee an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3.b. and 10 hereof.

          b.    Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Company authorizing contributions (as set forth in Section 5 hereof). Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

          c.    The option price per share of the Common Stock subject to an offering shall be the lesser of: (i) 85% (or such higher percentage determined by the Committee) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% (or such other percentage determined by the Committee) of the Fair Market Value of a share of Common Stock on the Exercise Date.

        5.    Payroll Deductions.

          a.    A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction (or such other method of payment determined by the Committee) of any whole percentage from 2 percent to 10 percent of such Participant's Compensation each pay period. A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once each six months, by filing a new authorization form with the Committee. For purposes of this Plan, any reference to contributions by payroll deduction is deemed to also include any other method of contribution determined by the Committee from time to time.

          b.    All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

        6.    Exercise of Option.

          a.    Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant's option to purchase shares will be exercised automatically on the Exercise Date, and the maximum number of shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions and cash dividends (credited pursuant to Section 9 hereof) in such Participant's account. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant.

          b.    If applicable, any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of

  Common Stock during the next Offering Period unless the Participant elects to terminate participation in the Plan under Section 8 hereof. Otherwise the Participant will receive a cash payment equal to the balance of his or her account.

          c.    The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.

        7.    Delivery of Common Stock.

          a.    As promptly as practicable after receipt by the Committee of a written request for withdrawal of Common Stock from any Participant, the Company shall arrange the delivery to such Participant of a stock certificate representing the shares of Common Stock which the Participant requests to withdraw. Subject to paragraph b. of this Section 7, withdrawals (i) may not occur prior to 90 days from the Exercise Date on which such shares of Common Stock were purchased (the "Restricted Period"), (ii) may be made no more frequently than once each Plan Year and (iii) may not occur prior to two (2) years from the Offering Date on which such shares of Common Stock were purchased (the "Holding Period"). Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

          b.    Notwithstanding anything in paragraph a. of this Section 7 to the contrary, Common Stock may be withdrawn by a Participant more than once during a Plan Year and during the Holding Period (but in no event during the Restricted Period) upon the written approval of the Committee, in its sole discretion. In addition, Common Stock may be withdrawn by a Participant at any time within sixty (60) days following a Change in Control of the Company. Shares of Common Stock purchased pursuant to reinvestment of cash dividends shall not be subject to the restriction in Section 7.a.(ii) hereof.

        8.    Withdrawal; Termination of Employment.

          a.    A Participant may withdraw all, but not less than all, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Common Stock) under the Plan at any time by giving written notice to the Company received prior to the Exercise Date. All such payroll deductions and cash dividends credited to such Participant's account will be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock will be made for such Participant during such Offering Period and for a period of 6 months following the end of such Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

          b.    Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant's account (that have not been used to purchase shares of Common Stock) will be returned (and any future cash dividends will be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 12 hereof, and such Participant's option will be automatically terminated.

        9.    Dividends and Interest.

          a.    Cash dividends paid on Common Stock held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase shares of Common Stock on the Exercise Date. Dividends paid in Common Stock or stock splits of the

  Common Stock shall be credited to the accounts of Participants. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

          b.    No interest shall accrue on or be payable with respect to the payroll deductions or credited cash dividends of a Participant in the Plan.

        10.    Stock.

          a.    The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 2,500,000*, subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

          b.    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

*
Increased to 8,500,000 pursuant to the 2002 Amendment.

        11.    Administration.    The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

        12.    Designation of Beneficiary.

          a.    A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

          b.    Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        13.    Transferability.    Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

        14.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

        15.    Reports.    Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Employees as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Common Stock purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.

        16.    Effect of Certain Changes.    In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period will terminate unless otherwise provided by the Committee.

        17.    Amendment or Termination.    The Board may at any time terminate or amend the Plan. Except as provided in Section 16 hereof, no such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or to comply with any other law, regulation or stock exchange rule.

        18.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        19.    Regulations and Other Approvals; Governing Law.

          a.    This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

          b.    The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          c.    The Plan is intended to comply with Rule 16b-3 under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

        20.    Withholding of Taxes.    If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

        21.    Effective Date.    The Plan shall be effective as of the date determined by the Company subject to the approval of the Plan by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
1.	Election of Directors	FOR All Nominees listed except as indicated	Withheld Authority to vote for all nominees
		☐	☐
Nominees: 01 Henry R. Silverman, 02 James E. Buckman, 03 The Honorable William S. Cohen, 04 Martin L. Edelman, 05 Stephen P. Holmes
For all nominees, except vote withheld from the following
The Board of Directors of Cendant Recommends a Vote FOR Proposal 2.
2.	To ratify and approve the appointment of Deloitte & Touche LLP as the Company's Independent Auditors for the year ending December 31, 2003.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors of Cendant Recommends a Vote FOR Proposal 3.

3.	To approve an increase in shares available under the Cendant Corporation Amended and Restated 1998 Employee Stock Purchase Plan.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
I Plan to attend the Meeting			☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.			☐

Signature	Signature	Date
Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. This proxy is solicited on behalf of the Board of Directors.

—————————— Fold and Detach Here ——————————

Vote by internet or telephone or mail
24 hours a day, 7 days a week

Internet and telephone voting is available through 11pm eastern time the day prior to Annual Meeting Day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.eproxy.com/cd

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

Or

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

Or

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,
you do not need to mail back your proxy card.

YOUR VOTE IS IMPORTANT

You can view the Annual Report and Proxy Statement
on the internet at www.cendant.com

CENDANT CORPORATION

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 20, 2003

        The undersigned stockholder of Cendant Corporation ("Cendant") hereby appoints Henry R. Silverman, James E. Buckman and Eric J. Bock, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Cendant ("Cendant Common Stock") which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, May 20, 2003, at 10:00 a.m. New York Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 28, 2003, and the accompanying Proxy Statement. If no direction is given, this proxy will be voted for the election of directors for the named nominees and for Proposals 2 and 3.

(Continued and to be signed on reverse side. Please mark, sign, date and return this proxy using the enclosed envelope.)

SEE REVERSE SIDE

 Address Change/Comments (Mark the corresponding box on the reverse side)

—————————— Fold and Detach Here ——————————

CENDANT CORPORATION

This is your proxy.
Your vote is important

        Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached above) to Mellon Investor Services LLC in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. As an alternative to completing this form, you may enter your vote instructions by telephone, (1-800-435-6710) or via the internet at www.eproxy.com/cd and follow the simple instructions. Thank you for your attention to this important matter.

ADMISSION TICKET

CENDANT CORPORATION

2003 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 20, 2003

10:00 A.M.

Ramada Inn and Conference Center
130 Route 10 West
East Hanover, New Jersey 07936

Non-Transferable	Non-Transferable

QuickLinks

CENDANT CORPORATION 9 West 57th Street New York, New York 10019 NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2003
TABLE OF CONTENTS
VOTING SECURITIES AND PRINCIPAL HOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS [PROPOSAL NO. 1]
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR INDIVIDUAL GRANTS
REPORT OF AUDIT COMMITTEE
AUDIT COMMITTEE Robert F. Smith, Chairman Cheryl D. Mills The Rt. Hon. Brian Mulroney* Sheli Z. Rosenberg
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
RATIFICATION OF APPOINTMENT OF AUDITORS [PROPOSAL NO. 2]
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.
APPROVAL OF AN INCREASE IN SHARES AVAILABLE UNDER THE CENDANT CORPORATION AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN [PROPOSAL NO. 3]
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.
STOCKHOLDER PROPOSALS
ADDITIONAL INFORMATION
Annex A CENDANT CORPORATION CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Annex B CENDANT CORPORATION 1998 EMPLOYEE STOCK PURCHASE PLAN Amended and Restated as of December 1, 1998 (Without Giving Effect to the 2002 Amendment Thereto)
YOUR VOTE IS IMPORTANT